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                                                                    Exhibit 23





                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
York International Corporation:

We consent to incorporation by reference in the registration statement (No. 33-73081) on Form S-8 of York International Corporation of our report dated June 15, 2001, relating to the statements of net assets available for benefits of the Bristol Compressors Thrift and Retirement Plan as of December 29, 2000 and 1999, the related statement of changes in net assets available for benefits for the year ended December 29, 2000, and the related schedule as of December 29, 2000, which report appears in the December 29, 2000, Annual Report on Form 11-K of the Bristol Compressors Thrift and Retirement Plan.

/s/ KPMG LLP


Harrisburg, Pennsylvania
June 25, 2001


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